Exhibit 99.1

Brigham Exploration Reports Third Quarter 2006 Results and Provides Fourth Quarter 2006 Forecasts

          AUSTIN, Texas, Nov. 7 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) today announced financial results for the third quarter and nine months ended September 30, 2006.

          THIRD QUARTER 2006 RESULTS

          Our net daily production volumes for the third quarter 2006 were 36.1 MMcfe per day, up 13% compared to last year’s third quarter volumes. Revenues from the sale of oil and natural gas for the third quarter 2006 were up 4% to $26.1 million when compared to that in the third quarter 2005. Production volume increases and commodity derivative settlement gains increased revenue by $3.1 million and $2.4 million, respectively.  These increases were offset by lower natural gas prices, with the overall change in prices having decreased revenue by $4.6 million.

          Our average realized price for natural gas during the third quarter 2006 was $7.07 per Mcf and included a $0.59 per Mcf gain associated with the settlement of our natural gas derivative contracts.  This compares to an average realized price in last year’s third quarter of $8.45, which included a $0.26 per Mcf loss due to the settlement of our natural gas derivative contracts.  During the third quarter 2006, our average realized price for oil was $72.36 per barrel, which included a $0.50 per barrel gain due to the settlement of our oil derivative contracts.  This compares to an average realized price of $58.51, which included a $1.93 per barrel loss due to the settlement of our oil derivative contracts in last year’s third quarter.

          Our production costs, which include costs for operating and maintaining (O&M expense) our producing wells, expensed workovers, ad valorem taxes and production taxes, were up 53% on a per unit basis when compared to the third quarter last year.  Production and ad valorem tax increases were responsible for 48% of the increase.  Our per unit production taxes increased 50%, or $0.13 per Mcfe, due to $400,000 less in severance tax refunds received during the third quarter 2006 as compared to that in the third quarter 2005.  Ad valorem taxes increased 100%, or $0.07 per Mcfe, due to an increase in property valuations for our oil and natural gas properties because of higher commodity prices.  Third quarter 2006 O&M expense increased by 31%, or $0.15 per Mcfe, when compared to the third quarter 2005.  Increases in equipment rental, chemical treating and saltwater disposal accounted for 51% of the per unit increase.

          Our general and administrative expense for the third quarter 2006 was 51% higher than that in the third quarter of last year.  G&A expense increased primarily because of $575,000 of non-cash employee compensation expense associated with our 2006 adoption of SFAS 123R, dealing with a change in accounting methodology for employee stock option expense.  Due primarily to these higher costs, our per unit general and administrative expense increased 33% in the quarter to $0.61 per Mcfe.

          Our depletion expense for the third quarter 2006 was $4.0 million higher than the third quarter 2005.  Approximately 75% of the increase was due to an increase in our depletion rate, while the remaining 25% of the increase was due to an increase in our production volumes.  The increase in our depletion rate was primarily a result of an increase in the cost of reserve additions.

          Our net interest expense for the third quarter 2006 increased by $1.5 million.  This increase was primarily due to interest incurred on our 9 5/8% senior notes due 2014 (“the Senior Notes”), which we issued in April 2006.  The issuance of the Senior Notes resulted in an increase in our weighted average debt outstanding and our weighted average cost of debt.  Our weighted average debt outstanding for the third quarter 2006 was $135.1 million compared to $92.0 million for the comparable period last year.

          We recorded deferred income tax expense of $3.1 million in the third quarter of this year, compared to deferred income tax expense of $4.2 million in the third quarter last year.  The decrease in our deferred income tax expense was primarily due to lower third quarter 2006 income before income taxes as compared to that in the third quarter 2005.

          Our net income for the third quarter was $5.2 million ($0.12 per diluted share) compared to net income of $7.7 million ($0.18 per diluted share) in the third quarter last year.  Third quarter 2006 income includes $2.4 million ($1.6 million after-tax) in non-cash commodity derivative gains.  Excluding the impact of these non-cash derivative gains, net income for the quarter would have been $3.6 million ($0.08 per diluted share).

          As of September 30, 2006, we had $9.6 million in cash, $1.0 million in short-term investments, $492.6 million in total assets and a net debt to book capitalization ratio of 34%.

          For the quarter ended September 30, 2006, we spent $39.3 million on drilling capital expenditure activities, which represents an increase of 88% over that in the third quarter 2005 and a 7% increase over that in the second quarter 2006.  Net cash provided by operating activities funded 27% of our oil and gas capital expenditures during the third quarter 2006 versus 47% for the third quarter last year.  Oil and gas capital expenditures for the third quarter 2006 and 2005 were:

	Three Months Ended September 30,

	2006	2005

	(in thousands)
Drilling	$39,314	$20,934
Net land and G&G	12,690	2,508
Capitalized costs	2,492	1,775
Capitalized SFAS 143 ARO	37	84
Total oil and gas capital expenditures	$54,533	$25,301

          FIRST NINE MONTHS 2006 RESULTS

          Average daily production volumes for the first nine months of 2006 were 36.2 MMcfe per day, up 19% when compared to that in the first nine months of 2005.  Revenues from the sale of oil and natural gas for the first nine months of 2006 were up 29% to $78.0 million when compared to that in the same period last year.  Higher production volumes increased revenue by $10.9 million, and higher overall commodity prices increased revenues by $1.8 million.  Commodity derivative settlement gains increased revenue by an additional $5.0 million.

          Our average realized price for natural gas during the first nine months of 2006 was $7.17 per Mcf and included a $0.39 per Mcf gain associated with the settlement of our natural gas derivative contracts.  This compares to an average realized price of $7.01 per Mcf, which included a $0.13 per Mcf loss due to the settlement of our natural gas derivative contracts in last year’s third quarter.  Our average realized price for oil for the first nine months of 2006 was $67.22 per barrel, which included no impact from our oil derivative contracts that settled during the quarter.  This compares to an average realized price of $49.87, which included a $3.45 per barrel loss due to the settlement of oil derivative contracts in the first nine months of last year.

          Our production costs for the first nine months of 2006 were up 36% on a per unit basis when compared to that in the same period last year.  Production and ad valorem taxes accounted for 58% of the increase in production costs. Our per unit production taxes increased 52% or $0.12 per Mcfe due to higher commodity prices and $1.0 million less in severance tax refunds received during the first nine months of 2006 as compared to that in the first nine months of 2005.  Ad valorem taxes increased 75% or $0.06 per Mcfe due to an increase in property valuations for our oil and natural gas properties because of higher commodity prices.  O&M expense increased 24% or $0.12 per Mcfe. Equipment rental, chemical treating and saltwater disposal accounted for 58% of the per unit change.

          General and administrative expense for the first nine months of 2006 was 60% higher than the first nine months of 2005.  G&A expenses increased primarily because of $1.2 million of non-cash employee compensation expenses associated with our 2006 adoption of SFAS 123R.  Increased costs resulted in our per unit general and administrative expense increasing by 36% to $0.61 per Mcfe.

          Our depletion expense for the first nine months 2006 was $11.7 million higher than 2005.  Approximately 66% of the increase was due to an increase in our depletion rate while the remaining 34% of the increase was due to an increase in our production volumes.  The increase in our depletion rate was primarily a result of an increase in the cost of reserve additions.

          Our net interest expense for the first nine months of 2006 was $4.3 million higher than that in the comparable period last year.  This increase was primarily due to our higher weighted average debt outstanding and higher weighted average interest cost associated with our Senior Notes.  Our weighted average debt outstanding for the first nine months of this year was $114.1 million versus $76.2 million for the comparable period last year.  In addition, we wrote-off approximately $1.0 million in subordinated note issuance costs associated with the termination of the subordinated credit facility.

          We recorded deferred income tax expense of $10.0 million in the first nine months of this year, compared to deferred income tax expense of $8.5 million in the first nine months of last year.  The increase in our deferred income taxes was primarily due to our adoption of the Texas margin tax in 2006, which applies a 1% tax on operating margin beginning in 2007 and payable in 2008. In order to implement the margin tax, we booked $1.3 million of deferred margin tax in 2006 to account for the cumulative differences between book and tax accounting for periods prior to and including December 31, 2006.

          Our reported net income for the first nine months of 2006 was $14.8 million ($0.33 per diluted share) versus net income of $15.5 million ($0.36 per diluted share) for the same period last year.  Income for the nine months ended September 2006 includes $2.9 million ($1.9 million after-tax) in non-cash commodity derivative gains.  Excluding the impact of the non-cash commodity derivative gains, net income for the nine months ended September 2006 would have been $12.9 million ($0.28 per diluted share).

          Year-to-date through September 30, 2006, we spent $106.9 million on drilling capital expenditures and $138.8 million in total oil and gas capital expenditures.  Net cash provided by operating activities funded approximately 54% of our oil and gas capital expenditures in the first nine months of 2006 and 48% for the comparable period in 2005.  Oil and gas capital expenditures for the first nine months of 2006 and 2005 were:

	Nine Months Ended September 30,

	2006	2005

	(in thousands)
Drilling	$106,931	$66,172
Net land and G&G	24,244	12,754
Capitalized costs	7,273	5,156
Capitalized SFAS 143 ARO	395	244
Total oil and gas capital expenditures	$138,843	$84,326

          FOURTH QUARTER 2006 FORECASTS

          The following forecasts and estimates of our fourth quarter 2006 results are forward looking statements subject to the risks and uncertainties identified in the “Forward Looking Statements Disclosure” at the end of this release.

          We currently expect our fourth quarter 2006 production volumes to average between 40 MMcfe per day and 48 MMcfe per day (82% natural gas).  For the fourth quarter 2006, lease operating expenses are projected to be $0.79 per Mcfe based on the mid-point of our production guidance, production taxes are projected to be approximately 5.5% of pre-hedge oil and natural gas revenues, and general and administrative expenses are projected to be $2.5 million ($0.69 to $0.58 per Mcfe).

          Based on these production and cost estimates, assumed average NYMEX prices of $6.45 per MMbtu for natural gas and $60.63 per barrel for oil, and taking into account current derivative contracts outstanding, we forecast that our fourth quarter 2006 revenue will be between $33.1 and $37.8 million and operating income will be between $13.2 and $15.2 million.

          CONFERENCE CALL INFORMATION

          Our management will host a conference call to discuss operational and financial results for the third quarter 2006 with investors, analysts and other interested parties on Wednesday, November 8, 2006, at 10:00 a.m. Eastern Time.  To participate in the call, participants within the U.S. please dial 800-638-5439 and participants outside the U.S. please dial 617-614-3945.  The participant passcode for the call is 71558823.  A telephone recording of the conference call will be available to interested parties approximately two hours after the call is completed through 12:00 p.m. Eastern Time on Friday, December 8, 2006.  To access the recording, domestic callers dial 888-286-8010 and international callers dial 617-801-6888.  The passcode for the conference call playback is 65975365.  In addition, a live and archived web cast of the conference call will be available over the Internet at either http://www.bexp3d.com or http://www.streetevents.com .

          A copy of this press release and other financial and statistical information about the periods covered by this press release and by the conference call that will take place on November 8, 2006, will be available on our website.  To access the press release: go to http://www.bexp3d.com and click on News Releases.  The file with a copy of the press release is named Brigham Exploration Reports Third Quarter 2006 Results and Provides Fourth Quarter 2006 Forecasts and is dated November 7, 2006.  To access the other financial and statistical information that will be covered by the conference call that will take place on November 8, 2006, go to http://www.bexp3d.com and click on Event Calendar.  The file with the other financial and statistical information is named Financial and Statistical Information for the Third Quarter 2006 Conference Call and is dated November 8, 2006.

          ABOUT BRIGHAM EXPLORATION

          Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.  For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

          FORWARD LOOKING STATEMENTS DISCLOSURE

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements including our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward- looking statements may be expressed differently.  All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager
(512) 427-3300

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,

	2006	2005	2006	2005

Revenues:
Oil and natural gas sales	$26,088	$25,189	$78,018	$60,326
Other revenue	57	37	87	136
	26,145	25,226	78,105	60,462
Costs and expenses:
Lease operating	2,672	1,541	7,938	5,149
Production taxes	1,259	741	3,455	1,909
General and administrative	1,985	1,317	5,936	3,719
Depletion of oil and natural gas properties	11,910	7,953	33,272	21,612
Depreciation and amortization	140	183	376	543
Accretion of discount on asset retirement obligations	80	44	229	126
	18,046	11,779	51,206	33,058
Operating income	8,099	13,447	26,899	27,404
Other income (expense):
Interest income	518	62	1,072	153
Interest expense, net	(2,669)	(1,138)	(6,899)	(2,645)
Other income (expense)	2,385	(497)	3,686	(851)
	234	(1,573)	(2,141)	(3,343)
Income before income taxes	8,333	11,874	24,758	24,061
Income tax expense:
Current	—	—	—	—
Deferred	(3,087)	(4,196)	(9,971)	(8,525)
	(3,087)	(4,196)	(9,971)	(8,525)
Net income	$5,246	$7,678	$14,787	$15,536
Net income per share available to common stockholders:
Basic	$0.12	$0.18	$0.33	$0.37
Diluted	$0.12	$0.18	$0.33	$0.36
Weighted average shares outstanding:
Basic	45,027	42,236	45,005	42,175
Diluted	45,294	43,528	45,451	43,244

BRIGHAM EXPLORATION COMPANY
PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
(unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,

	2006	2005	2006	2005

Average net daily production:
Natural gas (MMcf)	29.1	24.8	28.8	23.2
Oil (Bbls)	1,166	1,200	1,220	1,218
Equivalent natural gas (MMcfe) (6:1)	36.1	32.0	36.2	30.5
Total net production:
Natural gas (MMcf)	2,616	2,233	7,789	6,268
Oil (MBbls)	105	108	330	329
Equivalent natural gas (MMcfe) (6:1)	3,245	2,881	9,766	8,240
% Natural gas	81%	78%	80%	76%
Sales prices (Before hedging):
Natural gas ($/Mcf)	$6.48	$8.71	$6.78	$7.14
Oil ($/Bbl)	71.86	60.44	67.22	53.32
Equivalent natural gas ($/Mcfe) (6:1)	7.55	9.02	7.68	7.56
Realized prices (Post hedging):
Natural gas ($/Mcf) (a)	$7.07	$8.45	$7.17	$7.01
Oil ($/Bbl) (a)	72.36	58.51	67.22	49.87
Equivalent natural gas ($/Mcfe) (6:1) (a)	8.04	8.74	7.99	7.32
(a) Includes the effects of hedging gains (losses) of:
Natural gas ($/Mcf)	$0.59	$(0.26)	$0.39	$(0.13)
Oil ($/Bbl)	0.50	(1.93)	—	(3.45)

SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2006	December 31, 2005

	(unaudited)
Assets:
Current assets	$33,541	$28,325
Oil and natural gas properties, net (full cost method)	452,898	347,329
Other property and equipment, net	922	1,027
Other non-current assets	5,267	3,746
Total assets	$492,628	$380,427
Liabilities and stockholders’ equity:
Current liabilities	$59,575	$37,467
Senior notes	123,381	—
Senior credit facility	—	33,100
Senior subordinated notes	—	30,000
Mandatorily redeemable preferred stock, Series A	10,101	10,101
Deferred income tax liability	32,922	23,563
Other non-current liabilities	4,864	4,556
Total liabilities	$230,843	$138,787
Stockholders’ equity	261,785	241,640
Total liabilities and stockholders’ equity	$492,628	$380,427

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands) (unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,

	2006	2005	2006	2005

Cash flows from operating activities:
Net income	$5,246	$7,678	$14,787	$15,536
Depletion, depreciation and amortization	12,050	8,136	33,648	22,155
Accretion of discount on ARO	80	44	229	126
Interest paid through issuance of additional redeemable preferred stock	—	200	—	581
Amortization of deferred loan fees and debt issuance costs	205	120	1,473	373
Non-cash stock compensation	291	—	1,134	—
Market value adjustments for derivatives instruments	(2,436)	529	(2,926)	995
Deferred income tax expense	3,087	4,196	9,971	8,525
Other noncash items	—	44	64	103
Changes in operating assets and liabilities	(3,682)	(9,086)	15,915	(8,332)
Cash flows provided by operating activities	$14,841	$11,861	$74,295	$40,062
Cash flows used by investing activities	(13,272)	(26,472)	(126,139)	(83,285)
Cash flows (used) provided by financing activities	(3)	14,059	57,483	46,815
Net increase (decrease) in cash and cash equivalents	$1,566	$(552)	$5,639	$3,592

SUMMARY PER MCFE DATA
(unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,

	2006	2005	2006	2005

Revenues:
Oil and natural gas sales	$8.04	$8.74	$7.99	$7.32
Other revenue	0.02	0.01	0.01	0.02
	$8.06	$8.75	$8.00	$7.34
Costs and expenses:
Lease operating	0.82	0.53	0.81	0.62
Production taxes	0.39	0.26	0.35	0.23
General and administrative	0.61	0.46	0.61	0.45
Depletion of natural gas and oil properties	3.67	2.76	3.41	2.62
Depreciation and amortization	0.04	0.06	0.04	0.07
Accretion of discount on ARO	0.02	0.02	0.02	0.02
	$5.55	$4.09	$5.24	$4.01
Operating income	$2.51	$4.66	$2.76	$3.33
Interest expense, net of interest income (a)	(0.66)	(0.37)	(0.60)	(0.30)
Other income (expense) (b)	(0.02)	0.01	0.08	0.02
Adjusted income	$1.83	$4.30	$2.24	$3.05

(a)	Calculated as interest expense minus interest income divided by production for period.
(b)	Excludes non-cash gains/(losses) arising from hedge accounting for certain of our oil and natural gas hedges.

BRIGHAM EXPLORATION COMPANY
SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF NOVEMBER 7, 2006
(unaudited)

		Hedge Strategy	2006 Q4

Natural Gas Basis Swap: (discount to NYMEX)
Daily volumes	MMBtu/d		4,565
Floor	$/MMBtu	Undesignated	$(0.754)
Natural Gas Collars:
Daily volumes	MMBtu/d		10,652
Floor	$/MMBtu	Cash flow	$7.745
Cap	$/MMBtu	Cash flow	$19.144
Natural Gas Three Way Costless Collars:
Daily volumes	MMBtu/d		1,413
Floor	$/MMBtu	Cash flow	$8.038
Cap	$/MMBtu	Cash flow	$9.586
Written put	$/MMBtu	Undesignated	$6.654
Oil Collars:
Daily volumes	Bbls/d		543
Floor	$/Bbl	Cash flow	$57.44
Cap	$/Bbl	Cash flow	$81.81

			2007
		Hedge Strategy
			Q1	Q2	Q3	Q4

Natural Gas Basis Swap: (discount to NYMEX)
Daily volumes	MMBtu/d		—	—	—	—
Floor	$/MMBtu	Undesignated	—	—	—	—
Natural Gas Collars:
Daily volumes	MMBtu/d		13,500	12,198	10.978	7,174
Floor	$/MMBtu	Cash flow	$7.870	$7.162	$7.178	$7.997
Cap	$/MMBtu	Cash flow	$19.362	$12.046	$12.249	$13.480
Natural Gas Three Way Costless Collars:
Daily volumes	MMBtu/d		—	—	—	—
Floor	$/MMBtu	Cash flow	—	—	—	—
Cap	$/MMBtu	Cash flow	—	—	—	—
Written put	$/MMBtu	Undesignated	—	—	—	—
Oil Collars:
Daily volumes	Bbls/d		489	418	386	332
Floor	$/Bbl	Cash flow	$55.07	$54.97	$54.82	$59.52
Cap	$/Bbl	Cash flow	$82.30	$85.64	$84.88	$87.99

			2008
		Hedge Strategy
			Q1	Q2	Q3	Q4

Natural Gas Basis Swap: (discount to NYMEX)
Daily volumes	MMBtu/d		—	—	—	—
Floor	$/MMBtu	Undesignated	—	—	—	—
Natural Gas Collars:
Daily volumes	MMBtu/d		5,604	—	—	—
Floor	$/MMBtu	Cash flow	$8.759	—	—	—
Cap	$/MMBtu	Cash flow	$14.529	—	—	—
Natural Gas Three Way Costless Collars:
Daily volumes	MMBtu/d		—	—	—	—
Floor	$/MMBtu	Cash flow	—	—	—	—
Cap	$/MMBtu	Cash flow	—	—	—	—
Written put	$/MMBtu	Undesignated	—	—	—	—
Oil Collars:
Daily volumes	Bbls/d		280	99	98	33
Floor	$/Bbl	Cash flow	$60.45	65.70	65.70	65.70
Cap	$/Bbl	Cash flow	$88.84	90.00	90.00	90.00

Note:

Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices and crude oil hedge contract prices are based on NYMEX pricing.

SOURCE  Brigham Exploration Company
          -0-                                                            11/07/2006
          /CONTACT:  Rob Roosa, Finance Manager of Brigham Exploration Company, +1-512-427-3300/
          /Web site:  http://www.bexp3d.com /
          (BEXP)